Exhibit 99.1

News Release	iStar Financial Inc. 1114 Avenue of the Americas New York, NY 10036 (212) 930-9400

COMPANY CONTACTS	[NYSE: SFI]

Catherine D. Rice Chief Financial Officer	Andrew G. Backman Senior Vice President – Investor Relations

iStar Financial Announces Retirement and New Appointments

NEW YORK – July 2, 2008 – iStar Financial Inc. (NYSE: SFI), a leading publicly traded finance company focused on the commercial real estate industry, announced today the retirement of Tim O’Connor, executive vice president and chief operating officer, as well as the appointments of a new chief accounting officer and a new independent member of its Board of Directors.

After serving as both a leader and mentor over the past 10 years at iStar, O’Connor retired effective June 30 to pursue a passion for teaching and will become a high school teacher and coach. Jay Nydick, iStar’s President, will assume O’Connor’s responsibilities.

“Tim has been an exceptional leader and will leave a lasting, positive imprint on our company,” said Jay Sugarman, iStar’s chairman and chief executive officer. “His decision to start a new career teaching high school students is a fitting reflection of his interest in putting his talents and energy to work for others.”

The Company also announced that as of June 30, David DiStaso has assumed the role of chief accounting officer. DiStaso comes to iStar from CIT Group Inc., where for the past six years he has been chief financial officer and controller of the Consumer Finance Division. DiStaso joined CIT in 1996 after serving as a senior manager at KPMG. DiStaso holds a B.S. in accounting from Rutgers University and is a Certified Public Accountant.

“We are pleased to have someone with David’s strong accounting, financial and managerial experience joining us in this key role,” said Catherine D. Rice, iStar’s chief financial officer.

The Company also said that on July 1, Ms. Dale Anne Reiss was elected to join the Board of Directors of iStar as an independent director, and will also serve as a member of the Board’s Audit Committee. Reiss was a senior partner at Ernst & Young LLP from 1995 through 2008, and a managing partner at its predecessor, Kenneth Leventhal & Company, from 1985 through its merger with Ernst & Young in 1995. Reiss is a Certified Public Accountant and received a B.S. degree in economics and accounting from the Illinois Institute of Technology and an M.B.A. degree from the University of Chicago.

“Dale brings to our Board additional knowledge and insight, along with her well-earned reputation for leadership in our industry,” said Sugarman. “Dale is a respected professional with over 25 years of financial, accounting and real estate experience and we welcome her as our newest independent director.”

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iStar Financial Inc. is a leading publicly traded finance company focused on the commercial real estate industry. The Company primarily provides custom-tailored investment capital to high-end private and corporate owners of real estate, including senior and mezzanine real estate debt, senior and mezzanine corporate capital, as well as corporate net lease financing and equity. The Company, which is taxed as a real estate investment trust (“REIT”), seeks to deliver strong dividends and superior risk-adjusted returns on equity to shareholders by providing innovative and value added financing solutions to its customers. Additional information on iStar Financial is available on the Company’s website at www.istarfinancial.com.

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